Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 9, 2026, is entered into between Generator Solutions, Inc., a Minnesota corporation (“Seller”), and OmniMetrix, LLC, a Georgia Limited Liability Company (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller is engaged in the business of manufacturing, selling and operating the Gen-Tracker monitoring system for standby generators (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and, except as expressly set forth herein, none of the liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all accounts receivable held by Seller outstanding as of the Closing Date (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(c) all Contracts (the “Assigned Contracts”) described in or set forth on Section 1.01(d) of the disclosure schedules attached hereto (the “Disclosure Schedules”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(d) all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, telephones, and other tangible personal property (the “Tangible Personal Property”); provided that the Purchased Assets shall not include Seller’s vehicle or the vehicles currently used by Seller’s employees, each of which is an Excluded Asset that shall be retained by Seller or transferred to the applicable employee at or promptly following the Closing;

(e) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(f) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(g) all insurance benefits, including rights and proceeds, arising from or relating to the Business or the Purchased Assets;

(h) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”);

(i) all intellectual property and industrial property rights worldwide, whether registered or unregistered (hereinafter “Intellectual Property”) including: (a) trademarks, service marks, trade names, logos, trade dress and related goodwill, and all registrations and applications therefor; (b) domain names, websites, URLs and social media accounts and content; (c) copyrights, moral rights and works of authorship, and all registrations and applications therefor; (d) inventions, trade secrets, know-how, confidential information and databases; (e) patents, patent applications and related rights); (f) software, firmware, source code, object code and related documentation; (i) all claims and causes of action related to any of the foregoing; and

(j) all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. The Purchased Assets shall not include cash or any assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 No Assumed Liabilities. For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever, except as specifically set forth on Schedule 1.03. For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be $3,500,000 (three million five hundred thousand dollars). The Purchase Price shall be paid by Buyer (by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.04(b) of the Disclosure Schedules) in accordance with the following schedule: (A) $1,000,000 (one million dollars) shall be paid at the Closing (the “Closing Payment”), (B) $450,000 (four hundred fifty thousand dollars) shall be paid on each of the first four anniversaries of the Closing Date, and (C) $700,000 (seven hundred thousand dollars) shall be paid on the fifth anniversary of the Closing Date. The installments described in clauses (B) and (C) (the “Deferred Payments”) shall not be subject to reduction, set-off, counterclaim, or withholding except as expressly permitted by Section 1.05. Upon the occurrence of any of the following, all remaining Deferred Payments shall be accelerated and become immediately due and payable in full: (i) a sale of all or substantially all of the equity or assets of Buyer or of the Business; (ii) a sale of all or substantially all of the Purchased Assets other than in the ordinary course of business; or (iii) Buyer’s bankruptcy or insolvency or any assignment by Buyer for the benefit of creditors. Buyer’s obligation to pay the Deferred Payments shall be guaranteed by Acorn Energy, Inc. pursuant to a guaranty in form and substance reasonably satisfactory to Seller, executed and delivered at the Closing.

Section 1.05 Indemnification Set Off. Notwithstanding anything in this Agreement to the contrary and subject to a final disposition of any disputed indemnification amounts pursuant to Article VI, Buyer shall have the right, but not the obligation, to set off against the Purchase Price payable pursuant to Section 1.04 any amounts to which Buyer or any Buyer Indemnitee may be entitled to indemnification, payment or reimbursement from the Seller (including, without limitation, for any Taxes owed by Seller and paid by Buyer) pursuant to this Agreement or any Transaction Document (including for indemnification pursuant to Article VI), in full or partial satisfaction of such obligation.

Section 1.06 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an allocation schedule to be agreed to by Buyer to Seller as soon as practicable after the Closing (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Buyer shall notify Seller in writing at least five (5) business days prior to making any such deduction or withholding, shall identify the applicable provision of Tax Law requiring it, and shall cooperate in good faith with Seller to reduce or eliminate any such deduction or withholding.

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Section 1.08 Third-Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as reasonably practicable; any fee or payment required by a third party to grant a consent shall be borne by Seller. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.09 Lease Agreement. In connection with the purchase of the Purchased Assets, Buyer will enter into a lease agreement in the form of Exhibit B attached hereto (the “Lease Agreement”) with an affiliate of Seller, as landlord, for the premises located at 533 Hayward Ave N, Ste 150, Oakdale, MN 55128, for a term of one (1) year at an annual rent of $108,000 (one hundred eight thousand dollars), payable at $9,000 (nine thousand dollars) per month, on the terms and conditions set forth in the Lease Agreement.

Section 1.10 Continuation of Employment. Following the Closing, Buyer will offer employment to the current employees of Seller listed on Exhibit C attached hereto, at each employee’s current respective base salary level as set forth on Exhibit C. Each employee will be eligible for bonuses commensurate with his individual achievement and on a basis consistent with the bonus arrangements applicable to other employees of Buyer, which is at management and board discretion. Each employee will be offered the same benefits offered to other employees of Buyer. Buyer will not pay or reimburse automobile expenses to these employees. All employment offered by Buyer will be at-will employment, terminable by either the employee or Buyer at any time. Nothing in this Agreement is intended to create, or will be construed as creating, an employment contract or an implied contract of employment, or a guarantee of employment for any specified term. Each offer will be contingent on the employee’s execution of Buyer’s standard offer letter and onboarding documentation and on satisfaction of Buyer’s customary hiring requirements. The employment relationships described in this Section 1.10 will be governed by the laws of the State of Minnesota as long as the employee resides in Minnesota. Nothing in this Section 1.10 is intended to create, or will be construed as creating an obligation on Seller’s part to ensure retention or availability for hiring of any specific employee or employees by Buyer.

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ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on September 9, 2026 at 12:01 a.m. central daylight time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit D attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit E attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iii) to the extent obtainable as of the Closing, tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller in connection with the transactions contemplated by this Agreement; provided that any such certificate not available as of the Closing shall instead be delivered as promptly as reasonably practicable following the Closing;

(iv) The non-compete agreements as called for in Section 5.02 in the form of Exhibit F attached hereto (each, a “Noncompete Agreement”), duly executed by the Selling Parties;

(v) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(vi) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(vii) Indemnification Agreements of the Seller and Selling Parties.

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(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Payment (less any amounts which may be withheld for outstanding Tax Liabilities);

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents;

(iv) the Lease Agreement duly executed by Buyer; and

(v) The guarantee of Acorn Energy, Inc. provided for in Section 1.04.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Minnesota. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

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Section 3.03 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as at December 31, 2025 and June 30, 2026, and the statements of Profit & Loss for fiscal years 2025 and 2024 and the six-month period ended June 30, 2026 (collectively, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2026 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all the Purchased Assets, free and clear of Encumbrances.

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Section 3.08 Condition and Sufficiency of Assets. To Seller’s knowledge, each item of Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Seller is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property, free and clear of all liens or encumbrances. To Seller’s knowledge, the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no Person has asserted any claim alleging any such infringement, misappropriation or violation. There are no Actions pending or, to Seller’s knowledge, threatened against Seller relating to the Intellectual Property. Seller has not received any written notice challenging the ownership, validity or enforceability of any Intellectual Property or alleging any infringement with respect thereto.

Section 3.10 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.11 Accounts Receivable. The Accounts Receivable have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

Section 3.12 Customers; Material Customers and Suppliers.

(a) The Business currently is servicing under monitoring contracts approximately 5,000 active monitoring connections.

(b) Seller has provided to Buyer information with respect to the each customer who has paid to Seller for goods or services rendered in an amount greater than or equal to $100,000 (one hundred thousand dollars) for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c) Seller has provided to Buyer information with respect to (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $40,000 (forty thousand dollars) for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

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Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.14 Compliance with Laws. Seller is in compliance, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.15 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.16 Intentionally Deleted.

Section 3.17 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.18 No Other Representations. Except for the representations and warranties expressly set forth in this Article III, Seller makes no representation or warranty of any kind, express or implied, at law or in equity, in respect of the Business, the Purchased Assets, or the transactions contemplated by this Agreement, all of which are hereby expressly disclaimed, and Buyer acknowledges that it has not relied on any such other representation or warranty.

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ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that each of Seller, its Affiliates, and each of the shareholders of Seller listed in Section 5.02(a) of the Disclosure Schedules (each, a “Selling Party,” and collectively, the “Selling Parties”) shall execute and deliver at the Closing a Noncompete Agreement and Non-solicitation Agreement pursuant to which such Selling Party agrees that for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), such Selling Party shall not, directly or indirectly, (i) engage in or assist others in engaging in the business of manufacturing and selling remote generator monitoring systems or monitoring and control services (the “Restricted Business”) in any of the United States of America, Canada or Mexico (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Selling Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Selling Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) The Noncompete Agreement shall also provide that, during the Restricted Period, Selling Party shall not, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent a Selling Party from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

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(c) Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law, Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

Section 5.04 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Buyer does not assume, and shall not be responsible to pay, perform or discharge, any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction.

Section 5.05 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (excluding income taxes) (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by 50% by Seller and 50% by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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ARTICLE VI
Indemnification

Section 6.01 Survival. The representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided that the representations and warranties in Section 3.01 (Organization and Authority of Seller), Section 3.07 (Title to Purchased Assets), Section 3.14 (Taxes), Section 3.16 (Brokers), Section 4.01 (Organization and Authority of Buyer), and Section 4.03 (Brokers) (collectively, the “Fundamental Representations”) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement shall survive the Closing only to the extent they contemplate performance after the Closing, and then only for the period contemplated by their terms; pre-Closing covenants shall not survive the Closing. Notwithstanding the foregoing, any claim asserted in good faith with reasonable specificity and in writing before the expiration of the applicable survival period shall survive until finally resolved.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Seller and the Selling Parties shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from, or arising out of Seller’s ownership of the Purchased Assets or operation of the Business on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

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The obligations if Seller under this Section 6.02 shall be guaranteed by the Selling Parties, pro rata to their percentage ownership in Seller.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Third-Party Claim arising out of Buyer’s ownership of the Purchased Assets or operation of the Business from and after the Closing Date.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

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Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.06 Cumulative Remedies. Except as provided in Section 6.08 (Exclusive Remedies) and subject to the limitations in Section 6.07, the rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.07 Certain Limitations. The indemnification obligations in Section 6.02 and Section 6.03 are subject to the following limitations: (a) Seller shall not be liable for indemnification under Section 6.02(a) until the aggregate amount of all Losses thereunder exceeds $26,250 (approximately three-quarters of one percent (0.75%) of the Purchase Price); (b) the aggregate liability of Seller for all Losses under the indemnification provisions of this ARTICLE VI shall not exceed the aggregate Purchase Price actually received by Seller; (c) in no event shall any Indemnifying Party be liable for any punitive, incidental, or special damages, except to the extent actually paid to a third party in respect of a Third-Party Claim; (d) Seller shall not be liable under this Article VI for any Losses arising out of any inaccuracy in or breach of any representation or warranty of which Buyer had knowledge prior to the Closing; and (e) the amount of any Loss shall be reduced by the amount of any insurance proceeds and third-party recoveries actually received by the Indemnified Party in respect thereof.

Section 6.08 Exclusive Remedies. From and after the Closing, the indemnification provisions of this ARTICLE VI shall be the sole and exclusive remedy of the parties for any and all claims arising under or relating to this Agreement, other than claims arising from fraud or claims seeking equitable relief. Each party waives, to the fullest extent permitted by Law, any other rights, claims, and causes of action relating to the subject matter of this Agreement, except as expressly provided in this Article VI.

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

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If to Seller:	Generator Solutions, Inc. 533 Hayward Avenue North, Suite 150 Oakdale, MN 55128 Email: gary@gen-tracker.com Attention: Gary Bance

with a copy to:	Eckberg Lammers, P.C. 1809 Northwestern Avenue Stillwater, MN 55082 1809 Northwestern Avenue Stillwater, MN 55082 Email: nvivian@eckberglammers.com Attention: Nick Vivian

If to Buyer:	OmniMetrix, LLC 4295 Hamilton Mill Road, Suite 100 Buford GA 30518 Email: tclifford@omnimetrixconnect.com Attention: Tracy Clifford, COO

with a copy to:	Eilenberg & Krause LLP 420 Lexington Avenue, Suite 715 New York NY 10170 Email: sk@eklawllp.com Attention: Sheldon Krause

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

GENERATOR SOLUTIONS, INC.

By
Gary Bance
President

OMNIMETRIX, LLC

By
Jan H. Loeb
Acting CEO

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